EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	State of Incorporation or Organization

Hotel Discount, L.P. TravelNow.com, Inc. AceNet Travel Network LLC Kirk, Inc. HRN Marketing Services, Inc. HRN Contracting Company, Inc. HRN France SAS	Texas Delaware New Jersey California Delaware Delaware France